UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. __)

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under Rule 14a-12

DECARBONIZATION PLUS ACQUISITION CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

On February 28, 2021, Craig Knight, Chief Executive Officer of Hyzon Motors Inc. (“Hyzon”) participated in a fireside chat with Alan Adler, Detroit Bureau Chief at FreightWaves. A copy of the transcript is set forth below.

ADLER:

Welcome back to Global Supply Chain Week, our automotive day. I’m joined for this section by Craig Knight, who is the CEO of Hyzon Motors. Hyzon is a sort of a start-up, but more a spin-out of a company called Horizon Fuel Cell Technologies out of Singapore. So Hyzon itself is a relative newcomer, certainly relatively new to the U.S. But we are happy to talk be able to talk with Craig about the business of fuel cells and what we call a democratization, because they are catching on now without doubt. We don’t know that they’re not 10 years away, but Craig would probably tell us they’re not because he’s been making, you know, tens of thousands of them.

But anyway, I want to welcome Craig. Thank you for joining us.

KNIGHT:	Thanks for having me. Listen, I think we probably, before we get into supply chain things, I think we’ve got to do a little bit of a level set for the audience in terms of just how Hyzon Motors fits from a spin-off, and then also, you know, recently going through the special purpose acquisition company’s SPAC experience and that sort of thing. I think we to need to kind of have an understanding of how the business is set up. Can you do that for us, Brett?

BRETT:

Sure I can do that. So I’ll just give a little bit of historical context and then talk a little bit about our mission, if you like.

So we set up Hyzon Motor as a new business as like a downstream application business, a technology carveout, if you like, from the parent company. And the parent company spent almost two decades developing fuel cell technology and fuel cell applications. So we have chosen to set up this new business in commercial mobility because the opportunity for the core fuel cell technology that I’ve been involved with for almost 20 years is really very significant. So we believe that we can have a very significant impact on this pretty challenging tour by sectors that contribute a lot of emissions, and that’s heavy trucking, very busy city buses, very hot utilization delivery trucks – concrete trucks, refuse collection vehicles, that sort of thing.

So we’re really going after some of these vehicle scenarios that are very difficult to take off diesel frankly, because they’re frequently two or more driver shifts in a day and it’s just very difficult to find an alternative to be able to make those vehicles zero emission. But that’s exactly what we’re doing with Hyzon Motors.

So we can encapsulate that objective as accelerating the energy transition in commercial mobility.

ADLER:

So your ambitions are truly global. I mean you come out of Asia, first, you said you were one of the co-founders of Hyzon back in 2003, and, you know, one of the first things that we’ve seen, well not the first thing of all, of course, but one of the more recent things we’ve seen is the plan to sort of take fuel cells into trucking in New Zealand.

Is that the right kind of place to essentially geofence an autonomous truck network?

KNIGHT:

Ah, autonomous truck network? You didn’t take very long to get to that question, did you? We’ll talk a little bit about autonomy in a moment.

But first of all, let’s take a step back to that first part of the question around the kind of global nature of this business, if you like.

Firstly, it’s a global need. So what we’re responding to is this increasingly urgent mandate that major corporations and governments have around the world to decarbonize activities frankly. So even though we are , as you rightly pointed out, a young company within Hyzon, we have this deep experience in hydrogen and we also have a strong global network. So we were able to leverage our networks and our experience to set out a path and start executing around some commercial activities for Hyzon Motors right from the outset.

So if you like, we started a global business from day one. So consequently, we have customers in Australia, in New Zealand, as you rightly said, also in Scotland, and in Germany, and in the Netherlands. And, in fact, this reality of having emanated from Asia, it’s a reflection on the right at which hydrogen is being adopted around the world.

It was really a first wave of hydrogen adoption and investment around hydrogen that was China, Japan and Korea. Now Japan and Korea were a bit more focused on the passenger courier applications, but China in the last five years or so has been squarely focused on heavier vehicles in urban cities, which contributes substantially to pollution problems. So we were able through the parent company to gain a lot of experience in truck and bus applications, especially trucks. So Horizon has worked mostly on fuel cell power trains for trucks in the last three or four years.

So when we looked at the opportunity to globalize that, that’s really what we sought to do by going downstream in creating Hyzon Motors, sorry Al—

ADLER:

No, no that’s okay, and I actually mis-spoke to be honest. I wasn’t trying to trick you on autonomous. I just mis-spoke. I meant to say fuel cell geofencing, because really when you think about it and what we hear so much of in terms of trucking and things like that, it’s sort of repeatable routes and things that, you know, happen again and again – maybe dedicated routes. And a lot of it has to do with fueling quite honestly.

You have an interesting approach to fueling though and I think you need to explain it, which is basically that’s the customer’s issue.

KNIGHT:

Not quite. We’re here to help. We’re here to help our customers make this transition.

Firstly, I’ll just touch on the autonomy for a second before we push it to the side.

We did recently make an announcement about a collaboration with a company out of the U.K. called A.I.Driver [Aldrivers Ltd] and they are a company that’s that’s got quite a few activities in port operations around the world with fully autonomous vehicles. However, they were fully autonomous I.C.E. vehicles. Now what we’re doing with them is preparing to deploy in the next 12 months or so the world’s first fully autonomous fully zero emission vehicles in ports. So that’s actually a pretty exciting development.

But full autonomy is, as you know, a challenge on public routes, but it’s much easier in a closed environment like a port, and there are a lot of vehicles moving in ports. So we’re excited to have our first fully autonomous fuel cell trucks here in the next I’d say 12 to 15 months.

ADLER:	That would be good. I mean —

KNIGHT:	That’s one thing – yep.

ADLER:

We’ve seen so many autonomous activity from Volvo with the, I would call it Lara, but it’s not Lara. It’s a different name – another woman’s name. But basically, you know, they have sort of the driverless version. It’s sort of a tow vehicle, I guess, of sorts, but it’s driven that way.

But I want to stay though with fuel cells with you because that’s obviously where you —

KNIGHT:	Yes, can we go back to the fueling question?

ADLER:	Yes, go ahead.

KNIGHT:

So, in fact, what you’ve just inferred, in terms of us, you know, leaving the hydrogen to the customers, this is actually how we’re starting the process of deploying vehicles. So we call these early seed sales or, you know, these early validation sales. That’s what we call them.

So when you sell a few vehicles for the customer to just kind of try the technology and make sure that they accept the way the vehicles operate and the way that they interact with the vehicles and all the rest of it, and the performance is as promised.

So these validation sales actually in most parts of the world, they’re happening in a scenario where the customer has already addressed the hydrogen availability issue or the hydrogen is already available to the customer. So from these early sales in the next 12 to 18 months especially, those deliveries are being made to customers that have kind of taken care of the hydrogen supply side.

We do believe in the coming few years as you go from those small volume validation sales and you start looking to kind of scaling into fleet operations really validate the technology as a meaningful part of your fleet, you really start to get to a situation where Hyzon Motors will be more active in helping the customer solve the hydrogen supply challenge because you need to start accessing significant quantities of hydrogen and you’ll start establishing substantial demand centers around fleet operations.

So with substantial demand on hydrogen in a given location, this encourages and justifies investment in hydrogen production and availability in that location. So we’re actually working with quite a few partners on the production and supply of hydrogen for the fleet operators to support the scaling up that will occur after the validation phase.

ADLER:	Right. Well in your New Zealand announcement you mentioned that there is a Hiringa, is that how you say it? Your partner—

KNIGHT:	Hiringa. That’s the partner in New Zealand. Yes.

ADLER:	Yeah. They’re actually going to develop the hydrogen network, fueling network —

KNIGHT:	Yes.

ADLER:	— and that’s kind of where I got my question from. We —

KNIGHT:	Yes, so that is a very close partnership though. It’s not as if, um, it’s not as if they said, we just need some trucks we have to take. We’ve taken care of the hydrogen. I mean, it’s a weekly interaction with those guys for a long time. So it’s a pretty close partnership and they’re, you know, there will be more information coming about exactly how we’ve partnered to enable the match of hydrogen demand and hydrogen supply. Together with Hirigna.

ADLER:	You know, New Zealand is a place, it seems, I’ve never been, but it seems to be the kind of place where you could do something like this with, with you know, I mean they’re islands right? And so—

KNIGHT:	Hm.

ADLER:	You’re going to reach the end of them at some point and, you know, and it’s not like the U.S., which you’re obviously now getting use to where the roads go on forever and ever. Is it a really ideal place to try this approach?

KNIGHT:

It’s actually an ideal place to scale it substantially. You can try it anywhere. But if you think about an ideal place to actually substantially replace the combustion engine, heavy vehicles, that’s a very attractive place to do that. And I think even in our announcement, we alluded to the fact that, you know, we can cover a lot of New Zealand in terms of reach for the vehicles with infrastructure that is going to be built here in the next two years. We’re not talking about infrastructure that takes ten years to build out, and that is, as you say, a function of the nature of the place itself.

So, in fact, the North Island, we can cover all commercial vehicle movement in the North Island even within the next 12 to 15 months, just with availability that will already be there. And then by the end of 2022, essentially all movements on the South Island too.

The South Island is less populated and has some more kind of stretched out locations that take a little longer to get to that point. But on the North Island of New Zealand, you’ll be able to pick any commercial truck route and it will be catered to with a fuel cell vehicle and a hydrogen station without question within 12 to 15 months.

ADLER:

So have you essentially solved the chicken and the egg question as far as, you know, fuel cell trucks and hydrogen, but no we don’t have hydrogen, so what can we possibly do with fuel cell trucks?

Have you beat that question?

KNIGHT:

We addressed that question in two different ways. Now on the first is, finding the partners like Hiringa in a scenario like New Zealand where it really stacks up to immediately go after a viable network. What we always spoke to, with Hiring about is the minimum viable network, right. So the minimum viable network there provides really quite adequate coverage for the North Island as a starting point.

But the second way we address it is we focus on heavily on back to base fleet operations in the near term. The back to base fleet operations mean that you only need one point of hydrogen availability for 100 trucks or 200 buses or something like that, right. So that’s a model that really works. And there are a lot of commercial vehicles that operate on back to base. It’s usually, the figure that’s bandied around is usually more than 30 percent of all heavy vehicles, actually functional like kind of a mode.

And then there are a lot of other vehicles that are functioning on pretty predictable point to point type of logistics that are interacting with intermodal facilities and all that sort of things. So a very substantial portion of trucks are serviceable without having a national network of hydrogen, but rather having hydrogen close to the point of that, you know, close to the base of that hub of activity or that kind of start, if you feel like. They emanate out from a point and come back, so you can have hydrogen in a central location and do a lot of good work.

And then, of course, when you have a viable hub of activity like that, and it’s located within two or 300 hundred miles of another viable hub, well, of course, you’ve got point to point fueling already, right. And with that, a handful of viable point to point fueling scenarios, you’re already building a network. The network will occur all on its own.

ADLER:

Right. The idea of back to bases is interesting because recently one of the competitors in the U.S. put together maybe four partners and said they were going to use a mobile hydrogen refueling – that could be green hydrogen, it was probably gray at best – and the idea was they would sort of truck hydrogen to the needed place.

Did you see any place along the supply chain for hydrogen where something like that makes sense?

KNIGHT:

Look, our view is that hydrogen is kind of the ultimate localizing force. It’s really very difficult to move economically. Moving liquid fossil fuels is fairly efficient from a cost structure standpoint. Hydrogen is not like that at all. So a tanker that might carry, you know, 25,000 liters or 6,000 gallons of a liquid fossil fuel – a diesel or gasoline – the same tanker can only cap 500 kilograms, you know, of hydrogens – a thousand pounds. So it’s just not the same kind of ah bang-for-your buck in terms of logistics cost for fuel value.

Now hydrogen’s more efficient in a vehicle than diesel by a kilogram, liter or a pound or gallon, whatever, but that’s still, that’s such a huge differential in the energy density of the fuel being moved that it makes the cost structures really challenging. So, in our view, it makes sense to make hydrogen as close to the point of consumption as humanly possible.

ADLER:

You have a partnership strategy that I’d like you to talk about, that is, partners pretty much on everything, except maybe the core fuel cell work, the stack work and that sort of thing.

This seems to be the way you’re going to market, you know, both in terms of truck builds and things like that.

Can you talk about partnership model?

KNIGHT:

Yes, that’s really important, Alan.

So I’m not sure that, you know, the growing team of engineers would think we don’t do anything besides build fuel cells. There’s a whole lot of other stuff that goes into engineering the complete vehicle solution, but I’ll describe it for you.

So, you’re right, that the heart of a commercial vehicle is the engine. And naturally, in a fuel cell electric truck or a fuel cell electric bus, that heart, that engine is a fuel cell. So clearly the very important component or the most important component in a commercial vehicle powered by hydrogen is the fuel cell itself. And that is indeed our core technology focus. However, it’s also very important how the power gets from that fuel cell, so it’s, the power is generated in the fuel cell through the conversion of the hydrogen. It’s obviously a static conversion. There’s no burning involved. How that power gets to the wheels, if you like, that’s also incredibly important.

So just nearly as important as the work that goes on to develop and build our fuel cell systems, is the work that goes on to design and manage that entire process of assembly and all the rest of it for the holistic vehicle systems. And this includes all of the controls, our ability to access the data and remotely in terms of the operation of the vehicle, the efficiency with which the electric motors and the region braking all work, et cetera.

So there’s a lot of vehicle level control and integration and design that occurs. And then we do, as you said correctly, we do partner on the manufacturing of the vehicle platform, such as the chassis, the cab chassis setups, you know. We like to buy glider kits and fit them out with our fuel cell system and our drive system. And we believe that’s an efficient way to get vehicles to the market. And we can use existing capacity in, you know, production of cabs and chassis, and the production of electric motors with vendor partners and the production capacity being built in hydrogen storage and all that sort of thing.

So we’ve tapped into those kinds of vendors, but we’re very much focused on the fuel cell system and how the fuel cell system gets its power to the wheel, if you like. And the efficiency and the nature of that entire operation. And the reason why we feel comfortable and confident in putting a partnership model around this is because really it’s the core fuel cell and the design of the entire vehicle running on the electric system that determines the performance of the vehicle, the fuel efficiency of the vehicle, and the durability and, therefore, how many miles you can get out of it, how many miles you’re going to get from that vehicle.

And those are the fundamentally most important things in a trucking application. How reliable is it? How powerful is it? And how long is it going to last? And how efficient is it in terms of converting the fuel into, you know, dollar-to-mile kind of equations.

ADLER:

Right. Right. I want to get you out of here on this one.

You announced very recently that you’re already expanding in Upstate New York and Rochester, and Honeoye Falls. I have to mention for the audience that it’s not ironic, but it’s actually quite helpful that you took over the former General Motors fuel cell headquarters in Honeoye Falls and purchased —

KNIGHT:	Yes, we took over some labs. We didn’t really take over the whole, you know, the whole buildings or anything. But, yes, we took over the labs from the former General Motors research facility. That’s right, yes.

ALDER:	Right, right. But now, you’re already talking expansion, perhaps a hundred new jobs and seven or eight thousand square feet right there in the Honeoye Falls area.

KNIGHT:	Yes.

ALDER:	That speaks to confidence. Finish us up on that, will you?

KNIGHT:

Sure. So we’re fortunate that we were able to move in and, you know, refurbish and equip the former General Motors fuel cell labs in the Honeoye Falls area, because there’s a lot of infrastructure in these labs. And so we were able to, you know, refurbish and recertify these labs with all the hydrogen equipment and so on, and we’re doing, you know, testing and engineering in those labs now.

But we also needed a very sizeable production area because we don’t only have to build fuel cells, we need to do prototyping of trucks and so on. Because even though we have a partnership model on manufacturing at scale, we still need to develop the vehicle level systems. We still need to build the vehicle prototypes, the working prototypes that goes through a lot of validation and testing and so on before we’re able to outsource an assembly process to a partner like Fontaine Modification, which is our assembly partner here in the U.S. It’s group owned by Berkshire Hathaway. They’ve got lots of plants scattered around the country, the listeners probably know them well enough.

So before we issue work instructions and assembly, you know, kits, we have to get it right. And we’re doing that kind of prototyping here in the Rochester area as well. So, in fact, the new facility which we’re just refurbishing now is going to be setup not only for fuel cell production and fuel cell system production, which kind of turns the core fuel cell module into more of like a more recognizable engine replacement, but also hydrogen systems, you know, doing this small scale truck integration and testing. That’s happening here as well.

So definitely we need, we needed a pretty good size space and we found a terrific building which we were able to secure late last year and just, as I said, just refurbishing now and getting ready to be working in that building here in the second quarter.

ADLER:

Well, I’m going to close this out with something that comes up a lot when we talk about electrification, fuel cells and things like that, and that is, you know, your timing seems extraordinary. You came here, you know, and purchased the lab back in July of last year. But now the whole, the very quick way you managed to put together funding through the SPAC that’s such a big area, electrification for the blank check companies or the shell companies, if you will.

Very quickly, tell us how that came together and did you have a lot of suitors? Or did you talk to a lot of folks? What happened?

KNIGHT:

Sure. So, as you know, even from our earlier conversation, Alan, we were considering how best to bring the kind of capital into the company that we needed so that we’ve got a strong balance sheet to go and execute the plan, because we really needed to build facilities, highly experience automotive teams, and that’s what we’ve been setting out to do here in the last six to nine months obviously.

But when we considered the routes to raise capital, obviously through private investment or traditional IPOs or SPACs, you have to kind of consider the pros and cons of all of them. Obviously, we spoke with bankers and investors and advisors on all different fronts. And we did speak to a number of potential SPAC partners. We didn’t find a large number of really suitable candidates. We really needed a very, the right fit for us.

Now in funding the decarbonization, plus SPAC, we felt a very strong fit right from the outset. And basically, almost from the first meeting, it was almost a mutual commitment to really dig into this and see if it, you know, if it made sense, because it just, it felt like such a positive fit from the beginning. And actually, the process has been pretty enjoyable, I mean pretty taxing as well. Just tiring.

But working with that group, which is highly professional and organized and very focused on a mandate where they identify an operating business that had a core technology that really could cause a disruption or an acceleration around this energy transition kind of activities. It’s really just been, for us, ideal.

So we could have done it in a different way, yes. Are we happy with the way it’s come together? I would say also yes.

ADLER:

Yes. Well listen. Craig, thank you so much for your time for sharing so many specifics with us and just helping us understand how you really, the democratization of fuel cells which we probably never really fully defined that has actually come together for Hyzon Motors.

Best wishes to you as you move ahead.

KNIGHT:	Thank you very much, Alan.

Forward Looking Statements

The information in this filing includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this presentation, regarding Decarbonization Plus Acquisition Corporation’s (“DCRB”) proposed acquisition of Hyzon, DCRB’s ability to consummate the transaction, the benefits of the transaction and the combined company’s future financial performance, as well as the combined company’s strategy, future operations, estimated financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this filing, the words “could,”

“should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, DCRB and Hyzon disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. DCRB and Hyzon caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of either DCRB or Hyzon. In addition, DCRB cautions you that the forward-looking statements contained in this press release are subject to the following factors: (i) the occurrence of any event, change or other circumstances that could delay the business combination or give rise to the termination of the Business Combination Agreement and Plan of Organization, dated as of February 8, 2021, by and among DCRB, DCRB Merger Sub Inc., and Hyzon, any PIPE investor’s subscription agreement, and the other agreements related to the business combination (including catastrophic events, acts of terrorism, the outbreak of war, COVID-19 and other public health events), as well as management’s response to any of the foregoing; (ii) the outcome of any legal proceedings that may be instituted against DCRB, Hyzon, their affiliates or their respective directors and officers following announcement of the transactions; (iii) the inability to complete the business combination due to the failure to obtain approval of the stockholders of DCRB, regulatory approvals, or other conditions to closing in the transaction agreement; (iv) the risk that the proposed business combination disrupts DCRB’s or Hyzon’s current plans and operations as a result of the announcement of the transactions; (v) Hyzon’s ability to realize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the pace and depth of hydrogen vehicle adoption generally, and the ability of Hyzon to accurately estimate supply and demand for its vehicles, and to grow and manage growth profitably following the business combination; (vi) risks relating to the uncertainty of the projected financial information with respect to Hyzon, including the conversion of pre-orders into binding orders; (vii) costs related to the business combination and the PIPE investment; (viii) changes in applicable laws or regulations, governmental incentives and fuel and energy prices; (ix) the possibility that Hyzon may be adversely affected by other economic, business, and/or competitive factors; (x) the amount of redemption requests by DCRB’s public stockholders; and (xi) such other factors affecting DCRB that are detailed from time to time in DCRB’s filings with the Securities and Exchange Commission (the “SEC”). Should one or more of the risks or uncertainties described in this press release, or should underlying assumptions prove incorrect, actual results and plans could different materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in DCRB’s final prospectus for its initial public offering, which was filed with the SEC on October 21, 2020, and its periodic filings with the SEC, including its Annual Report on Form 10-K for annual period ended December 31, 2020. DCRB’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

Important Information for Investors and Stockholders

In connection with the proposed business combination, DCRB will file a proxy statement with the SEC. Additionally, DCRB will file other relevant materials with the SEC in connection with the business combination. Copies may be obtained free of charge at the SEC’s web site at www.sec.gov. Security holders of DCRB are urged to read the proxy statement and the other relevant materials when they become available before making any voting decision with respect to the proposed business combination because they will contain important information about the business combination and the parties to the business combination. The information contained on, or that may be accessed through, the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release.

Participants in the Solicitation

DCRB and its directors and officers may be deemed participants in the solicitation of proxies of DCRB’s stockholders in connection with the proposed business combination. Security holders may obtain more detailed information regarding the names, affiliations and interests of certain of DCRB’s executive officers and directors in the solicitation by reading DCRB’s Annual Report on From 10-K for the annual period ended December 31, 2020, and the proxy statement and other relevant materials filed with the SEC in connection with the business combination when they become available. Information concerning the interests of DCRB’s participants in the solicitation, which may, in some cases, be different than those of their stockholders generally, will be set forth in the proxy statement relating to the business combination when it becomes available.